EXECUTION VERSION

EMPLOYMENT AGREEMENT

Richard G. Rodick

THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into by and between Altisource Asset Management Corporation ("Company" or "Employer") and Richard G. Rodick ("Employee") effective as of the date of full execution hereof ("Effective Date").

WHEREAS, the Employer desires to continue to employ the Employee as Senior Vice President and Chief Financial Officer of the Company and the Employee desires to continue to serve in such capacity.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, Employer and the Employee hereby agree as follows:

1. Employment.

(a) Term. The term of this Agreement shall begin on the Effective Date and shall continue until the termination of the Employee's employment (the "Term")

(b) Duties. During the Term, the Employee shall serve as Senior Vice President and Chief Financial Officer of the Employer with duties, responsibilities and authority commensurate therewith, and shall report to the Chief Executive Officer ("CEO") of the Company. During the Term, the Employee shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to the Employee by the CEO. The Employee represents to the Employer that the Employee is not subject to or a party to any employment agreement, noncompetition covenant, or other agreement that might be alleged to be breached by, or to prohibit the Employee from, executing this Agreement and performing fully the Employee's duties and responsibilities hereunder. Furthermore, the Company represents to the Employee that the Company is not subject to or a party to any agreement that prohibits the Company from entering into this agreement with the Employee.

(c) Best Efforts. During the Term, the Employee shall devote his best efforts and substantially all his time and attention to promote the business and affairs of the Employer and its affiliated entities, and shall be engaged in other business activities only to the extent that such activities do not materially interfere or conflict with the Employee's obligations to the Employer.

(d) Principal Place of Employment. The Employee understands and agrees that his principal place of employment will initially be remote and that the Employee will be required to travel for business activities related to the Company in the course of performing his duties for the Employer.

2. Compensation.

(a) Annual Base Salary. During the Term, the Employer shall pay the Employee a base salary ("Base Salary") at the annual rate of $250,000, which shall be paid in installments in accordance with the Employer's normal payroll practices. The Employee's Base Salary shall be reviewed annually by the CEO pursuant to the normal performance review policies for senior-level executives and may be adjusted from time to time as the CEO deems appropriate and as approved by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee").

(b) Yearly Bonus. The Employee shall be eligible to receive bonus compensation for each calendar fiscal year that ends during the Term, based on the attainment, as determined by the CEO and approved by the Compensation Committee, of individual and corporate performance goals and targets established by Employer ("Yearly Bonus"). The target amount of the Employee's Yearly Bonus shall be $100,000, with any Yearly Bonus for 2023 prorated based on the start date of the Term.

3. Retirement and Welfare Benefits. During the Term, the Employee shall be eligible to participate in any health, life insurance, long-term disability, retirement and welfare benefit plans and programs sponsored by the Employer, in each case as may be generally available to senior executives of the Employer, pursuant and subject to the plans' and programs' respective terms and conditions as in effect from time to time. Nothing in this Agreement shall preclude the Employer from terminating or amending any employee benefit plan or program from time to time after the Effective Date.

4. Vacation. During the Term, the Employee shall be entitled to at least five (5) weeks of vacation (i.e., twenty-five (25) paid vacation days) each year and holiday and sick leave at levels commensurate with those provided to other senior executives of the Company, in accordance with the Employer's vacation, holiday and other pay-for-time-not-worked policies.

5. Business and Other Expenses. The Employer shall reimburse the Employee for all necessary and reasonable travel and other business expenses incurred by the Employee in the performance of his duties hereunder in accordance with such policies and procedures as the Employer may adopt generally from time to time for executives.

6. Termination by Employer. This Agreement may be terminated by Employer by written notice to Employee at any time without Cause or for Cause, as follows:

(a) Without Cause. In the case of a termination of the Employee's employment by Employer without Cause, Employee shall receive, in consideration for the Employee's compliance with the covenants and undertakings set out in Section 8 of this Agreement, (i) a Yearly Bonus prorated through the termination date, and (ii) reimbursement in cash equal to 100% of the COBRA premiums incurred by the Employee for the Employee and his eligible dependents under the Employer's health plans during the six (6) month period following the termination date. Such reimbursement shall be provided on the payroll date immediately following the date on which the Employee remits the applicable premium payment and provides proof of payment to the Company. To the extent required by law, reimbursement payments pursuant to this Section 6(a) shall be treated as taxable compensation to the Employee.

(b) For Cause. In the case of a termination of the Employee's employment by Employer for Cause, all payments under this Agreement shall cease and Employer shall have no additional obligations to the Employee. For purposes of this Agreement, "Cause" shall be determined by the CEO in good faith, and shall mean the Employee's (1) material breach of this Agreement, particularly and including, but not limited to, any breach of the confidentiality, non-solicitation, or noncompetition and inventions assignment provisions of the Agreement; (2) willful or grossly negligent conduct (including, but not limited to, fraud or embezzlement), in connection with his employment, which conduct in the reasonable determination of the CEO has had or will have a material detrimental effect on the Employer's business; (3) commission of an act of dishonesty, fraud, embezzlement or theft; (4) engagement in conduct that causes, or is likely to cause, material damage to the property,

business or reputation of the Employer; (5) failure to perform or refusal to perform the material duties of the Employee's position (other than by reason of Disability) after receipt of a written warning from the CEO; (6) commission or conviction of, or plea of guilty or nolo contendere to, (x) a felony, or (y) any crime involving fraud, deceit or moral turpitude; or (7) failure to materially comply with the Employer's code of conduct or employment policies (including, but not limited to, any policy regarding equal employment opportunity, discrimination, sexual or other form of harassment, or retaliation).

7. Voluntary Resignation by Employee. The Employee may voluntarily resign and terminate this Agreement upon two weeks' written notice to the Company. In such event, after the effective date of such termination, all payments under this Agreement shall cease and Employer shall have no additional obligations to the Employee. Upon receipt of Employee's resignation notice, the Employer may, in its sole discretion, accelerate the effective date of such termination or relieve the Employee of the Employee's duties or responsibilities (in whole or in part) and any such acceleration or relief of duties shall not constitute a termination by the Company.

8. Restrictive Covenants. In consideration of the premises and of the mutual covenants and agreements herein set forth, including without limitation Employee's employment and compensation hereunder, and the Employer's provision to the Employee of access to the Employer's business goodwill and Proprietary Information (as defined below):

(a) Noncompetition. The Employee agrees that during the Employee's employment with the Company and the twelve (12) month period following the date on which the Employee's employment terminates for Cause or voluntary resignation by Employee, the Employee will not, without the CEO's express written consent, engage (directly or indirectly) in any Competitive Business in the United States. The term "Competitive Business" means entity or person that is engaged in a business that is the same as or substantially similar to the business conducted by the Company during the Employee's employment, including any businesses or product areas entered into after the Employee joins the Company.

(b) Non-solicitation of Company Personnel. The Employee agrees that during the twelve (12) month period following the date on which the Employee's employment terminates for any reason (the "Restriction Period"), the Employee will not, either directly or through others, hire or attempt to hire any employee, consultant or independent contractor of the Company, or solicit or attempt to solicit any such person to change or terminate his or his relationship with the Company or otherwise to become an employee, consultant, volunteer or independent contractor to, for or of any other person or business entity, unless more than twelve (12) months shall have elapsed between the last day of such person's employment or service with the Company and the first day of such solicitation or hiring or attempt to solicit or hire, provided that Employee may engage a consultant or independent contractor that is or was not exclusively working with the Company.

(c) Non-solicitation of Clients and Customers. The Employee agrees that during the Restriction Period, the Employee will not, either directly or through others, accept solicit, divert or appropriate, or attempt to accept, solicit, divert or appropriate, any client or customer or actively sought prospective client or customer of the Company for the purpose of providing such client or customer or actively sought prospective client or customer with services or products competitive with those offered by the Company during the Employee's employment with the Company.

(d) Proprietary Information. At all times, the Employee will hold in strictest confidence and will not disclose or use any of the Proprietary Information (defined below) of the Company, except as such disclosure or use may be required in connection with the Employee's work for the Company or as described in Section 8(e) below, or unless the Company expressly authorizes such disclosure in writing. "Proprietary Information" shall mean any and all confidential and/or proprietary knowledge, data or information of the Company and its shareholders, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, products, processes, know-how, designs, methods, improvements, discoveries, inventions, ideas, data, programs, and other works of authorship. However, Proprietary Information shall not include any information which (1) is generally known to the public or to the industry on the Effective Date; (2) becomes generally known to the public or in the relevant industry through no fault on Employee; or (3) was already known to Employee, lawfully and not in violation of any third party's obligation of confidentiality, prior to Employee's employment by Company. In the event of subpoena or other litigation which arises after the termination of this Agreement, Employee may disclose any Proprietary Information as required by law; provided, however, that Employee will provide Company with reasonable notice and make a reasonable effort to obtain a protective order.

(e) Reports to Government Entities. Nothing in this Agreement shall prohibit or restrict the Employee from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state, territorial or local regulatory authority (collectively, the "Regulators"), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Employee does not need the prior authorization of the Employer to engage in conduct protected by this subsection, and the Employee does not need to notify the Employer that the Employee has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(l) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

(f) Inventions Assignment. The Employee agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, reports, and all similar or related information which relates to the Company's actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Employee while employed by the Company ("Work Product") belong to the Company. The Employee will promptly disclose such Work Product to the CEO and perform all actions reasonably requested by the CEO (whether during or after the Term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). If requested by the Company, the Employee agrees to execute any inventions assignment and confidentiality agreement that is required to be signed by employees of the Employer generally.

(g) Return of Company Property and Post-Termination Cooperation. Upon termination of the Employee's employment with the Employer for any reason, and at any earlier time Employer requests, the Employee will deliver to the person designated by the Employer all originals and copies of all documents and property of the Employer that is in the Employee's possession or under the Employee's control or to

which the Employee may have access. The Employee will not reproduce or appropriate for the Employee's own use, or for the use of others, any property, Proprietary Information or Work Product. Following any termination of Employee's employment for any reason, Employee will reasonably cooperate with Company to assist with existing or future investigations, proceedings, litigation, depositions, subpoenas, or examination involving the Company. Company will reimburse Employee for reasonable out-of-pocket travel, lodging and other incidental expenses Employee incurs in providing such assistance.

(h) Non-Disparagement. The Employee covenants and agrees that, except as set forth in Section 8(e) above, during the Term, and following termination of the Term, the Employee shall not make any disparaging remarks or communications, written or oral, regarding the Employer or its services, products, brands, trademarks, directors, officers, employees, consultants, advisors, licensors, licensees, customers, vendors or others with which it has a business relationship. The Employer covenants and agrees that during the Term, and following termination of the Term, the Employer shall not authorize any person to make to any person who is not an officer, employee, consultant, advisor or affiliate of the Company, any disparaging remarks or communications, written or oral, regarding the Employee.

9. Legal and Equitable Remedies; Arbitration.

(a) Because the Employee's services are personal and unique and the Employee has had and will continue to have access to and has become and will continue to become acquainted with the Proprietary Information of the Company and its affiliates, and because any breach by the Employee of any of the restrictive covenants contained in Section 8 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 8 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 8. The Employee agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Employee will not assert or contend that any of the provisions of Section 8 are unreasonable or otherwise unenforceable.

(b) Except as otherwise set forth in this Agreement in connection with equitable remedies, any dispute, claim or controversy arising out of or relating to this Agreement or the Employee's employment with the Company (collectively, "Disputes"), including, without limitation, any dispute, claim or controversy concerning the validity, enforceability, breach or termination of this Agreement, if not resolved by the parties, shall be finally settled by arbitration in accordance with the then-prevailing Employment Arbitration Rules and Procedures of the American Arbitration Association ("AAA"), as modified herein ("Rules"). Further, the Employee hereby waives any right to bring on behalf of persons other than the Employee, or to otherwise participate with other persons in, any class, collective, or representative action (including but not limited to any representative action under any federal, state or local statute or ordinance). The requirement to arbitrate covers all Disputes (other than disputes which by statute are not arbitrable) including, but not limited to, claims, demands or actions under the Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Employee Retirement Income Security Act of 1974; Equal Pay Act; Family and Medical Leave Act of 1993; Title VII of the Civil Rights Act of 1964; Fair Labor Standards Act; Fair Employment and Housing Act; any other law, ordinance or regulation regarding discrimination or harassment or any terms or conditions of employment; and any claim under tort, contractual, statutory, or constitutional law. There shall be one arbitrator who shall be jointly selected by the parties. If the parties have not jointly agreed upon an arbitrator within twenty (20) calendar days after respondent's receipt of claimant's notice of intention to arbitrate, either party may request AAA, or

such other arbitration provider as to which the parties agree, to furnish the parties with a list of names from which the parties shall jointly select an arbitrator. If the parties have not agreed upon an arbitrator within ten (10) calendar days after the transmittal date of such list, then each party shall have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to AAA, or such other arbitration provider as to which the parties agree, which shall then select an arbitrator in accordance with the Rules. The place of arbitration shall be the United States Virgin Islands. By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, including, without limitation, with respect to the provisions of Section 15. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. The determination as to arbitrability shall be made by the arbitrator. A party who files in court a claim that is subject to arbitration hereunder shall, upon request by the other party, immediately withdraw or dismiss such claim. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. The arbitrator shall: (a) have authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator's essential findings and conclusions on which the award is based. The Company shall pay all administrative fees of AAA, or such other arbitration provider as to which the parties agree, in excess of $435 (a typical filing fee in court) and the arbitrator's fees and expenses. Each party shall bear its, his or his own costs and expenses (including attorney's fees) in any such arbitration and, at the conclusion of the arbitration, the arbitrator shall have the power to award to the prevailing party any and all costs and expenses incurred with respect to such arbitration, including without limitation, reasonable attorneys' fees, disbursements and costs. The prevailing party shall be determined based upon an assessment of which party's arguments or positions could fairly be said to have prevailed over the other party's arguments or positions on major disputed issues in the arbitration. Such assessment should include evaluation of the following: the amount of the net recovery; the primary issues disputed by the parties; whether the amount of the award comprises a significant percentage of the amount sought by the claimant; and the most recent settlement positions of the parties. In the event any portion of this arbitration provision is found unenforceable by a court of competent jurisdiction, such portion shall become null and void leaving the remainder of this arbitration provision in full force and effect. The parties agree that all information regarding the arbitration, including any settlement thereof, shall not be disclosed by the parties hereto, except as otherwise required by applicable law.

(c) In the event that a party seeks injunctive relief in aid of an arbitration, or if for any reason arbitration is unavailable, or if the Company seeks injunctive relief pursuant to Section 9(a) of this Agreement, the Employee irrevocably and unconditionally (1) agrees that any legal proceeding arising out of this Agreement shall be brought solely in the United States District Court for the United States Virgin Islands, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the United States Virgin Islands, (2) consents to the exclusive jurisdiction of such court in any such proceeding, and (3) waives any objection to the laying of venue of any such proceeding in any such court. The Employee also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

(d) Notwithstanding anything in this Agreement to the contrary, if the Employee's employment has been terminated without Cause and the Employee then breaches any of the Employee's obligations under Section 8 of this Agreement, the Company may require that the Employee repay all amounts theretofore paid to him pursuant to Section 6(a) of this Agreement, and in such case, the Employee shall promptly repay such amounts on the terms determined by the Company.

10. Survival. The respective rights and obligations of the parties under this Agreement (including, but not limited to, under Sections 8 and 9) shall survive any termination of the Employee's employment or termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

11. No Mitigation or Set-Off. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement, and such amounts shall not be reduced regardless of whether the Employee obtains other employment. The Company's and the Employer's obligations to make the payments provided for in this Agreement and otherwise to perform their respective obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company or the Employer may have against the Employee or others.

12. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered, transmitted via email, or delivered by FEDEX or similar overnight courier service, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company or the Employer, to:

Chief Executive Officer

c/o Altisource Asset Management Corporation

5100 Tamarind Reef

Christiansted, VI 00820

If to the Employee, to the most recent address on file with the Employer or to such other names or addresses as the Employer, or the Employee, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section. During the Term, any notice or other communications to the Employee shall be sufficient if in writing and delivered via email to the Employee's applicable Company email address.

13 Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Employer shall withhold from any payments under this Agreement all federal, state, territorial and local taxes as the Employer is required to withhold pursuant to any law or governmental rule or regulation. The Employee shall bear all expense of, and be solely responsible for, all federal, state, territorial and local taxes due with respect to any payment received under this Agreement.

14. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

15. Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Employee under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Employee. The Employer may assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, and such rights and obligations shall inure to, and be binding upon, any successor to the business or any successor to substantially all of the assets of the Employer, as applicable, whether by merger, purchase of stock or assets or otherwise, which successor shall expressly assume such obligations, and the Employee acknowledges that in such event the obligations of the Employee hereunder, including but not limited to those under Section 9, will continue to apply in favor of the successor.

16. Company Policies. This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the CEO from time to time with respect to employees of the Company; provided, that any repayment obligations of Employee under this Agreement shall not be modified unless required by applicable statute or regulation or by applicable rule of a regulatory or self-regulatory organization.

17. Indemnification. In the event the Employee is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal, including any governmental or regulatory proceedings or investigations, by reason of the fact that the Employee is or was a director or officer of the Company, the Employee shall be indemnified by the Company, except to the extent such liability is attributable to the Employee's gross negligence or willful misconduct, and the Company shall pay the Employee's related expenses when and as incurred, to the fullest extent permitted by applicable law and the Company's articles of incorporation and bylaws. In case any action, proceeding or claim is brought against the Employee in respect of which the Employee seeks indemnification from the Employer, the Employer shall be entitled to participate in and, unless a conflict of interest exists between the Employee and the Employer with respect to such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the Employee. In the event that the Employer advises the Employee that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify the Employee, in writing, of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the Employee may, at his option, defend, settle or otherwise compromise or pay such action or claim. In any event, unless and until the Employer elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the Employee's costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder, provided that the Company shall pay Employee's legal fees and expenses for his defense of any such action, claim or proceeding as such fees and expenses are incurred by Employee and Employee delivers invoices for such fees and expenses to the Company for payment. The Employee shall cooperate fully with the Employer in connection with any negotiation or defense of any such action or claim by the Employer and shall furnish to the Employer all information reasonably available to the indemnified party, which relates to such action or claim.

18. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Employee's employment by the Employer, including but not necessarily limited to the prior employment agreement between the parties dated July 31, 2023. This Agreement may be changed only by a written document signed by the Employee and the Employer.

19. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

20. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of the United States Virgin Islands without regard to rules governing conflicts of law.

21. Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts, .pdf copy counterparts transmitted via email, or similar electronically signed counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

[Remainder of page intentionally left blank. Signature page(s) immediately follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYER:

Altisource Asset Management Corp.

By: ______________________

Name: John A Engerman

Title: Dir/Compensation Chair

Date: April 25 20243

EMPLOYEE:

By: ______________________

Name: Richard G. Rodick

Date: April 25 2024